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                                                                   EXHIBIT 10.10



October 3, 2002

PERSONAL AND CONFIDENTIAL

Mr. Nicholas J. Panicaro
Executive Vice President and CFO
Old Florida Bancshares, Inc.
6321 Daniels Parkway
Fort Myers, Florida  33912

Dear Nick:

This letter serves as a contract for Austin Associates, LLC ("Austin Associates") to serve as Primary Financial Advisor to Old Florida Bancshares, Inc. ("Client"), to assist Client with various professional services related to the potential acquisition of Marine Bancshares, Naples, Florida ("Target"). For purposes of this contract, a transaction may take the form of a purchase of stock, purchase of assets, merger or other transaction in which the Client acquires substantially all of the assets or stock of the Target (a "Transaction"). We understand that the Client will retain legal and tax advisors with respect to the potential transaction referred to in this engagement letter.

The services that Austin Associates will provide Client, if requested, include:

         1.   Comprehensive Transactional Advisory Services
         2.   Due Diligence Oversight
         3.   Contract Negotiations; Regulatory Approvals and Closing
         4.   Issuance of Fairness Opinion(s)

                               TERMS OF ENGAGEMENT

1. Comprehensive Transactional Advisory Services

         Based on the progress and status of discussions with the Target, provide comprehensive transactional advisory services, as follows:

         -    Prepare valuation of the Target.
         - Prepare pro forma acquisition analysis of the Target at range of purchase prices and alternative forms of consideration. This will assist in evaluating the impact of the transaction to earnings, book value, performance ratios and shareholder value under a wide range of pricing assumptions.
         -    Advise the board of directors regarding pricing the transaction.
         -    Advise the board of directors regarding negotiating strategy.
         - Advise the board of directors regarding non-price issues, such as employment contracts and terms, integration issues and corporate structure.



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Mr. Nichols J. Panicaro
October 3, 2002
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         -    Advise the company regarding due diligence scope and procedures, although participation in the actual due diligence is not included.
         - Assist the board in negotiating the financial terms of the letter of intent and/or definitive agreement in connection with the transaction.
         - Attend and participate in board meetings related to the transaction.
         - To the extent requested, participate in meetings and/or conferences with the Target and/or its financial and legal advisors, to represent the Client in the negotiation of the financial terms of the transaction.
         - Assist in drafting or reviewing all press releases, shareholder, employee and customer communications in connection with announcement of a transaction.
         - Assist in addressing other matters that may be relevant to the transaction but may not be specifically noted above.

2. Due Diligence Oversight.

         a. In conjunction with Client's management team, oversee the design and implementation of a complete Due Diligence program, including scope and level of information review, and coordination of data requests.

         b. Assist in the preparation of presentations, if any, to be made during discussions with the Target. Assist in resolving any issues which may arise during the due diligence review, including providing post-review follow-up items.

3. Contract Negotiations; Regulatory Approvals and Closing.

         a. If Client decides to proceed with a Transaction, review the definitive agreement and advise the Client regarding appropriate provisions related to the financial terms of the agreement.

         b. Assist in the negotiation of the financial terms of the definitive agreement, as well as the structure and negotiation of corollary agreements (i.e., lock-up and/or option agreements, transitional service arrangement, employment contracts, leases) relating to the Transaction.

         c. Review all required regulatory applications to consummate the Transaction(s). Depending on the structure of the Transaction(s), review any required securities registration statements, notice filings required under federal and state securities laws and regulations, including proxy statements used to solicit the vote of Client's shareholders, if necessary. Austin Associates will assist in preparing any necessary disclosure related to its role as financial advisor.


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Mr. Nichols J. Panicaro
October 3, 2002
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         d.   Assist in effecting the closing of the Transaction, including assistance in the preparation of closing schedules and guidance in resolving contingencies and securing shareholder and regulatory approvals.

4. Issuance of Fairness Opinion

     Austin Associates will issue a fairness opinion to the Client as it pertains to any Transaction involving the acquisition of the Target. A fairness opinion is a statement that a proposed Transaction is fair to the Client, and its stockholders, from a financial point of view. Austin Associates will issue its opinion as to the fairness of a Transaction at the time the Board enters into a definitive agreement related to a specific Transaction. The fairness opinion may be attached to and/or quoted in materials used in connection with the Transaction, including regulatory filings, securities registration and communications to shareholders. Client agrees to obtain Austin Associates' consent to the description of the services rendered to Client.

                                PROFESSIONAL FEES

Austin Associates shall be compensated by Client for its services as follows.

1. A Retainer of $5,000 shall be paid to Austin Associates upon execution of this engagement letter.

2. An Advisory Fee of $15,000 shall be paid to Austin Associates upon the execution of a definitive agreement related to a Transaction involving the acquisition of the Target.

3. A Success Fee equal to 0.50 percent of the Transaction Value, net of a credit for the Retainer and Advisory Fees noted above, shall be paid to Austin Associates upon the closing of a Transaction involving the acquisition of the Target. The term Transaction Value means the market value of the consideration paid in connection with the Transaction.

4. Client will reimburse Austin Associates for its reasonable out-of-pocket expenses throughout the engagement. Client will be responsible for its regulatory fees, filing fees, legal counsel or certified public accounting fees.

                                   OTHER TERMS

1. Ownership and Confidentiality. Client acknowledges that Austin Associates' valuation models and software, the valuation reports and all data, documentation and processes relating to them are the sole property of either it or third-party software vendors ("Licensors"). Client recognizes that they are the valuable, proprietary products and trade secrets of them (or the Licensors) embodying substantial creative efforts, ideas and expressions. Client agrees not to use the report(s) or other information, materials or research provided by Austin Associates to create a computer program to produce similar information. All information, reports, analyses, valuation and work product prepared or developed by Austin Associates for Client pursuant to this contract shall be used by


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Mr. Nichols J. Panicaro
October 3, 2002
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         Client solely in connection with the transactions contemplated herein and shall not be released or disclosed by Client to any party, including representatives or affiliates of Client, except as expressly agreed to by Austin Associates in writing. Notwithstanding the foregoing, Client may, without Austin Associates' written consent, provide the information to any representatives it may engage to assist Client in the transaction, provided that any representatives to whom such information is provided are made aware of this contract and agree to be bound by the confidentiality provisions of this paragraph 1 and, provided further, that Client shall remain liable for any breaches of this provision made by such representatives.

         Austin Associates acknowledges that it will receive valuable proprietary information and trade secrets of the Client in connection with the performance of services under this Contract. Austin Associates agrees to use its best efforts to preserve the confidentiality of such proprietary information and trade secrets of the Client.

2. Limitation of Liability and Indemnification. Client agrees that Austin Associates may rely fully on information provided by Client, and that Austin Associates shall have no obligation to independently verify any information provided by Client. Client agrees to notify Austin Associates of any errors within ten business days after receipt of information. Austin Associates shall have no liability to Client in connection with the performance of services hereunder except for (i) any breach of the confidentiality provisions of this contract or (ii) any liability relating to matters other than confidentiality if such liability is directly attributable to the gross negligence or willful misconduct of Austin Associates. Client agrees to indemnify and hold harmless Austin Associates and its members, officers, directors, shareholders, employees and agents for their time and from and against any and all losses, costs, damages, expenses, obligations, claims or liabilities, including attorneys' fees and expenses, incurred by any of such indemnified parties arising out of or related to the services specified herein unless the same is caused by the gross negligence or willful misconduct of Austin Associates, as determined by a court of appropriate jurisdiction. In no event shall Austin Associates be liable for (i) any indirect, special or consequential damages arising out of this contract, or (ii) any direct damages in excess of the compensation received from Client.

3. Termination: Withdrawal from Negotiations. Client reserves the sole right to accept or reject Transaction proposals or withdraw from negotiations with the Target for any reason, subject to the provisions of this paragraph 3. In the event the Board of Directors elects not to proceed with a Transaction, this contract shall terminate and the Client shall have no further obligation under this contract, provided that the Client does not enter into a letter of intent and/or definitive agreement related to a Transaction on or before December 31, 2003. If the Client enters into a contract related to a business combination transaction with the Target prior to December 31, 2003, Client shall remain obligated to


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Mr. Nichols J. Panicaro
October 3, 2002
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         Austin Associates for the professional fees outlined above. If after execution of a definitive agreement with respect to a Transaction, Client elects not to close the Transaction for any reason other than the Target's breach of the definitive agreement, Client's failure to obtain regulatory approval, Client's failure to obtain shareholder approval (if applicable) or the failure of Austin Associates to render a fairness opinion at the time the proxy materials are to be sent to Client's shareholders (if applicable), then Client shall remain obligated to Austin Associates for the professional fees outlined above. Except as otherwise specifically provided, nothing in this Agreement will be construed to limit either Austin Associates or Client in the conduct of its other business activities.

4. Miscellaneous. All payments due Austin Associates will be made to its Toledo, Ohio, office, or as otherwise directed in writing. In the event of a dispute, the prevailing party will be entitled to recover costs including reasonable attorney's fees. This is the entire agreement and its terms can only be changed by mutual written consent.

To indicate your acceptance, please sign both copies of this contract, returning one to Austin Associates along with the retainer amount, and keeping one for your records. We look forward to working with you.

AUSTIN ASSOCIATES, LLC


/s/ Craig J. Mancinotti
------------------------
Craig J. Mancinotti
Managing Director and Principal

ACCEPTED BY OLD FLORIDA BANCSHARES, INC.


By:    /s/ Larry W. Johnson                                     10/9/02
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                                                                Date
Title: President & Chief Executive Officer
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